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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

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
                                                     Six
                                                    Months
                                                    Ended                  Year Ended September 30,
                                                   March 31,    ----------------------------------------------
                                                     2003         2002         2001         2000         1999
                                                   --------     --------     --------     --------     -------
EARNINGS:
Earnings before income taxes                       $ 93,803     $ 73,665     $ 79,568     $ 82,882     $63,139
Interest expense                                      8,367       16,365       18,724       18,135      17,317
Amortization of debt discount and expense               109          287          264          218         215
Interest component of rental expense                    729        1,563        1,541        1,318       1,539
                                                   --------     --------     --------     --------     -------
                                                   $103,008     $ 91,880     $100,097     $102,553     $82,210
                                                   ========     ========     ========     ========     =======

COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Interest expense                                   $  8,367     $ 16,365     $ 18,724     $ 18,135     $17,317
Amortization of debt discount and expense               109          287          264          218         215
Allowance for funds used during
  construction (capitalized interest)                    34           19           12           17          36
Interest component of rental expense                    729        1,563        1,541        1,318       1,539
Preferred stock dividend requirements                   775        1,550        1,550        1,550       1,550
Adjustment required to state preferred stock
  dividend requirements on a pretax basis               521        1,039        1,012          995         968
                                                   --------     --------     --------     --------     -------
                                                   $ 10,535     $ 20,823     $ 23,103     $ 22,233     $21,625
                                                   ========     ========     ========     ========     =======
Ratio of earnings to combined fixed charges
  and preferred stock dividends                        9.78         4.41         4.33         4.61        3.80
                                                   ========     ========     ========     ========     =======
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